UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2015

Yinfu Gold Corporation

(Exact Name of Registrant as Specified in Charter)

Wyoming	333-152242	20-8531222
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Unit B, 5th Floor CKK Commercial Centre 289 Hennessy Rd, Wanchai, Hong Kong

(Address of Principal Executive Offices) (Zip Code)

852 2251 1695

Registrant’s telephone number, including area code

(Former Name or Former Address

if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Effective December 12, 2015, Yinfu Gold Corporation (the “Company has accepted the resignation of Mr. Li Qiuyu from his position as President, CEO and as a director of the Company. Mr. Li Qiuyu has served on the Board since June 10, 2015. The Company sincerely thanks Li Qiuyu for his loyal service.

Also effective December 12, 2015, the Company announced the appointment of Mr. Jiang Libin as the Company’s President, Secretary and as a Director and the appointment of Mr. Zhang Hong as a Director.

Jiang Libin, President, Secretary, Director

Jiang Libin graduated in June 1985 with an International Trade Diploma from Shenzhen University, Guangdong, China with a major in foreign economy and trade. From July 1980 to December 1997 he worked as Section Chief and General Manager in the Economy and Trade Ministry of Foreign Trade Group for foreign trade in China where he was responsible for import and export trade and strategic development planning.

From January 1998 to April 2001 he was the General Manager and Legal Representative for Shenzhen Xuteng Development Co., Ltd., an import and export company. He was responsible for overall strategy and daily company management. Starting in April 2001 he served as Director of Heilongjiang Economic and Trade Committee Shenzhen office, where he was responsible for international development strategy and the daily management of the department. He served in that capacity until December 2003.

He also served as General Manager and Company Legal Representative of the Shenzhen Longyue Trade Co., Ltd., a trading company of agricultural products, from January 2004 until May 2007. In those roles he was fully responsible for overall operation and management of the company. He served as President of the Northeast Region of ITAT International Brands Clothing Club Group Ltd.

From May 2007 until July 2009 and also from July 2009 to May 2005 he was Chief Executive Officer of Liaoning Jinzhou Times Group, a department store chain company.

Since May 2015 he has assisted the Company as manager in charge of its Investment Department.

Zhang Hong, Director

Zhang Hong graduated from Shanxi College of Science and Technology in June 1990 with a diploma in Business Administration.

From July 1988 to June 1990, he received on-the-job education in shareholding reform at Shanxi College of Science and Technology.

From January 2015 to present he served as Chairman of the Board of Directors at Shenzhen Qianhai Yinfeng Capital Management Co., Ltd., where he was fully responsible for the overall operation of the company. From September 2005 to January 2015, he was Director and General Manager of Guangxi Guiran Energy Company, with responsibilities for development, application, promotion, sales, warehousing and transport of new energy, Liquid Natural Gas, oil and gas integration.

From May 1996 to September 2005 he was General Manager of Shenzhen Peizheng Pharmaceutical Co., Ltd. and in charge of R&D, production and sales of new-type special effect medicine. From July 1992 to May 1996 he served as Deputy Director and later Director of Shenzhen Office of the Fifth Office of the Guangxi Zhuang Autonomous Region, responsible for coordination between governmental departments and international information and cultural exchange.

From May 1983 to July 1992 he was Business Chief at the Introduction Division of the Economic Office of Futian District Government, Shenzhen (a state officer), responsible for international affairs, processing raw materials on clients’ demands, assembly of parts for clients and processing according to the clients’ samples or engaging in compensation trade, foreign investment attraction, joint venture cooperation, import and export trade, customs declaration and clearance.

From September 1981 to May 1983 he was a state officer at the Urban Construction Command Department of Bao’an Township, Shenzhen with job responsibilities relating to urban planning and development, building construction, mechanical equipment, utility installation, earth and stone work engineering and transportation.

Zhang Hong has accumulated practical experience in team building, project operation and investment management and has developed extensive governmental relationships and social resources. He also has been devoted to public philanthropy and in supporting many poor students and orphans. As a council member and general affairs officer of Lions Clubs International, he continues to work with domestic and international charities in planning and organizing many large-scale charitable events.

Item 9.01	Financial Statements and Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 15, 2015

YINFU GOLD CORPORATION

/s/ Jiang Libin
Jiang Libin
President, Director